UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2009

Auror Capital Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-52664	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

39555 Orchard Hill Place, Suite 600, Novi, Michigan, 48375
(Address of principal executive offices)

888-682-3038
(Registrant’s telephone number, including area code)

2466 West 12th Avenue, Vancouver, B.C. V6K 2P1
(Former name or former address if changed since the last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINATIVE AGREEMENT

On July 27, 2009, we entered into an exclusive License Agreement with Mount Knowledge, Inc. (“MtK”), a corporation based out of Ontario, Canada, and its founder, Erwin Sniedzins, wherein we were granted the exclusive world-wide licensing rights to promote, market and sell any and all of MtK’s product lines, both existing and future.

Mount Knowledge Inc. was established in Toronto, Canada, in 2005 and provides Real Time interactive Self-Learning multi-media content enablers (“RTSL”) that help to turn information into knowledge up to 300% faster than traditional methods. Its patent pending “e-learning engine” takes a third party’s dormant textual content and automatically creates exercises, tests and scores to enable learners to acquire knowledge faster than passive (rote) learning methods. MtK’s current product lines to be marketed are known as the “Syntality Knowledge Generator,” and “Complete English Real Time Intelligent Self Learning Systems.”

The Syntality Knowledge Generator has been designed and developed as a complete educational integrated system that addresses individual general needs to special needs and can turn any textual information into knowledge quickly. With more than 200 individual enabling learning tools the system covers most learning needs from Preschool to College; from one Phonetic sound to complete pronunciation phrases; from learning one word to complete sentences, from writing, listening to speaking and comprehension and so on.

The Company’s markets are Corporation’s Training departments and the more than 630 million students who are studying ESL (English as a Second Language), TOEFL (Test of English as a Foreign Language) as well as enhancing any third party textual content that a student or employee wants or needs to learn from books, internet and articles. This learning engine solution is being used by students from elementary, high school to colleges and MBA courses.

In consideration for the licensing rights granted by the License Agreement, we have agreed to pay MtK and Sniedzins, collectively, a royalty of eight percent (8%) of gross sales received by us, adjusted for direct costs of sales, commissions and/or franchise fees, related to the sale of MtK products, if applicable, if such costs have not already been deducted or accounted for in the gross sales amount.

The License Agreement will expire on July 27, 2019. However, we have the option to extend the License Agreement for two additional five (5) year periods upon thirty (30) days written notice. The License Agreement may also be further extended upon mutual agreement between the parties.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

On July 27, 2009, we completed a private offering of 275,388 shares of our common stock at a price of $0.01 per share to a total of eleven (11) purchasers for total proceeds of $2,753.88. Also on July 27, we completed a private offering of 1,500,000 shares of our common stock at a price of $0.025 per share to Birch First Trust for total proceeds of $37,500. Birch First Trust, is a Delaware Statutory Trust controlled by Birch First Trust Administrators, LLC, as Trustee, Daniel A. Carr, Manager. Daniel Carr is a director of Auror Capital Corp. We completed these offerings pursuant to Rule 504 of Regulation D of the Securities Act.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On July 27, 2009, Daniel A. Carr was appointed as a director of the company.

Mr. Carr is currently the Managing Director of Practical Business Advisors, LLC, a software implementation business consulting firm that provide services to small to medium sized companies. His business skills have been honed through his personal involvement in 14 companies as well as many nonprofit organizations. While his primary business was a software company providing applications for ERP, he has also had leadership and financial positions in companies providing hi-tech development, manufacturing, wholesale distribution, on-line financial services, and IT infrastructure. Dan’s leadership style is firm yet fair and he believes in continuous process improvement within any organization.

Due to his time management practices and his enjoyment of multi-tasking, he has successfully run as many as five organizations at the same time. While well trained and seasoned in the various aspects of business, Dan is equally as comfortable in the Board Room as he is on a manufacturing floor or a shipping dock. His skills range from strategic planning to sales and marketing to detailed operations execution. Having the ability to relate to people of all levels within an organization, Dan is often called upon by clients to provide leadership and perform problem solving for special situations and projects. Rounding out Dan’s skills, he is an excellent writer and public speaker. His written works have been translated and used globally and he is frequently asked to speak in various venues both nationally and around the world.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 30, 2009

AUROR CAPITAL CORP.

By:	/s/ Ian McBean
Ian McBean
President, Chief Executive Officer,
Chief Financial Officer, Secretary and Director